Exhibit 99.1

Eastside Distilling, Inc. Announces Private Placement Offering

Portland, OR and Providence, RI, November 15, 2024 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a holding company for Bridgetown Spirits Corp., a consumer-focused beverage company that builds craft inspired experiential brands and for Beeline Financial Holdings, Inc. (“Beeline”), a digital mortgage technology and lending company, announces the completion of a private placement offering (the “Offering”) with accredited investors, resulting in gross proceeds of $1,615,000. Under the terms of a Securities Purchase Agreement, the Company sold $1,938,000 in original issue discount Senior Secured Notes (the “Notes”) and Pre-Funded Warrants to purchase 363,602 shares of Common Stock (the “Warrants”).

Joseph Gunnar & Co., LLC acted as the exclusive placement agent in connection with the Offering.

For an overview of the terms of the securities and transactions involved in the Offering, and copies of the forms of transaction documents entered into in connection therewith, please refer to the Company’s Current Report on Form 8-K filed on November 15, 2024 with the Securities and Exchange Commission. The Company plans to utilize the net proceeds for working capital and general corporate expenses, among other uses.

About Eastside Distilling

Eastside Distilling, Inc. (Nasdaq: EAST) is a producer of award-winning craft spirits, including whiskey, vodka, and rum. Founded in Portland, Oregon, Eastside is committed to quality, innovation, and sustainability, delivering exceptional products that reflect the spirit of the Pacific Northwest.

About Beeline Financial Holdings, Inc.

The Company recently closed on a merger with Beeline Financial Holdings, Inc. Beeline is a technology-driven mortgage lender offering a fully digital, AI-enhanced, platform that simplifies and accelerates the home financing process for homeowners and property investors. Based in Providence, RI, Beeline is dedicated to transforming the mortgage industry through innovative technology and customer-centric solutions.